Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

AP TANKERS CO.

(Pursuant to Section 102 of

the General Corporation Law of the State of Delaware)

THE UNDERSIGNED, desiring to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the corporation is: AP TANKERS CO. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of the registered agent of the Corporation at such address is National Corporate Research, Ltd.

THIRD: The nature of the business or pursuant to be conducted or promoted by the Corporation are to engage in, promote, and carry on any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is Ian R. Cohen, Esq., c/o Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

SIXTH: In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation, without the assent or vote of the stockholders, by affirmative vote of a majority in voting power of the board of directors (fully constituted) or by unanimous consent in writing of the board of directors. Election of directors need not be by written ballot. Any director may be removed at any time with or without cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders of the Corporation at a meeting called for that purpose or by unanimous consent in writing of the stockholders.

SEVENTH: To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

THE UNDERSIGNED has executed this Certificate of Incorporation as of this 22nd day of April, 2010.

/s/ Ian R. Cohen
Ian R. Cohen
Sole Incorporator